                                                                  Exhibit 11.1


                               Urologix, Inc.
                  Computation of Net Loss Per Common Share


                                                Three Months Ended
                                                    September 30,
                                                  1997         1996
                                            ----------------------------

Net loss                                      ($2,015,660)  ($1,789,685)
                                              ===========   ===========
Weighted average common shares outstanding      9,309,896     9,128,765
                                              ===========   ===========
Loss per common share                              ($0.22)       ($0.20)
                                              ===========   ===========